UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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CommonWealth REIT
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On March 5, 2014, CommonWealth REIT (the “Company”), made the following investor presentation available on the Company’s website, www.cwhreit.com. *****

Presentation to Shareholders March 5, 2014 111 East Wacker Drive & 233 North Michigan Avenue Chicago, IL Mellon Bank Center 1735 Market Street Philadelphia, PA Chase Tower 111 Monument Circle Indianapolis, IN CommonWealth REIT

CommonWealth REIT Legal disclaimers. WARNING REGARDING FORWARD-LOOKING STATEMENTS THIS PRESENTATION CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE," OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE PRESENT INTENT, BELIEFS OR EXPECTATIONS OF COMMONWEALTH REIT, OR CWH. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING SOME WHICH ARE BEYOND OUR CONTROL AND SOME THAT ARE REFERENCED IN THE CWH ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 AND SUBSEQUENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT. EXCEPT AS REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC, or RMR, and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related Fund Management, LLC and Corvex Management LP, or together, Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to shareholders. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents. Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex http://sec.gov), at (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400). THIRD PARTY INFORMATION This presentation may contain or refer to third party news, commentary, statements, analyst reports and other information relating to CWH, RMR, Related/Corvex or their principals, affiliates and nominees, or other persons. The author and source of any third party information and the date of its publication are clearly and prominently identified. CWH has neither sought nor obtained permission to use or quote such third party information. CWH has not assisted in the preparation of the third party information, cannot guarantee the accuracy, completeness or availability of the third party information, and does not explicitly or implicitly endorse or approve such information. 2

CommonWealth REIT Table of contents. Page Executive Summary. 4 18 CWH benefits from being managed by RMR. 24 30 Related/Corvex are attempting to take control of CWH without paying shareholders anything for that control. 36 Removing the entire CWH Board by written consent may destroy shareholder value. 41 45 Request for your support. 52 Appendix 55 Review of CWH Q4 2013 results. 56 3 CWH’s business plan increases shareholder value. 18 Related/Corvex’s scheme for CWH is NOT in the best interests of shareholders. 30 CWH’s Board and management are committed to enhanced corporate governance. 45 Meister/Corvex’s investment in ADT: A case study in shareholder value destruction. 61

CommonWealth REIT Executive Summary 4

CommonWealth REIT portfolio. Since 2008, the Board and management have been aggressively repositioning CWH’s portfolio. Since 2008, CWH has acquired $3.7 billion of properties and most of these acquisitions were high quality office properties in central business district (CBD) locations purchased from distressed sellers at attractive prices. CWH funded the majority of its portfolio repositioning by raising approximately $2.2 billion from the sale of non-core assets and the “spin out” IPO’s of non--core properties between 2008 and 2012. (2009) and issued stock when its share price was higher (2011 and 2013). 5 Today, the portfolio repositioning is almost complete and we believe CWH is better positioned than many of its peers to benefit from improvements to the economy and the office market in 2014 and 2015. The Board and management have repurchased stock when CWH’s share price was low (2009) and issued stock when its share price was higher (2011 and 2013). The business plan has been successful at increasing the value of CWH’s portfolio.

Over the long term, CWH’s stock performance has been strong. 6 Source: FactSet and SNL Financial. (1) CWH began to focus its portfolio on office properties at the end of 1999 when it distributed to shareholders healthcare properties in the form of shares of Senior Housing Properties Trust: (NYSE: SNH) (2) Office REIT Peers Average is simple average of BDN, CLI, DRE, HIW, LPT, PDM and PKY. Total Shareholder Return (1/1/2000 to 1/1/2011)(1) Total Shareholder Return (1/1/2000 to 2/28/2014)(1) Office REIT Peers Average(2) Office REIT Peers Average(2) While the Board and management were not satisfied with CWH’s stock performance between early 2011 and early 2013, publicly traded companies in transition often experience underperformance in the market until the transition is complete. Between early 2011 and early 2013, CWH’s stock performance lagged its peers when it was in transition, but we believe CWH is now better positioned than many of its peers to benefit from improvements to the economy and the office market in 2014 and 2015.

CommonWealth REIT Many shareholders and analysts are supportive of CWH’s business plan. business plan. 7 “The management of CommonWealth has been much maligned recently as the company engages in a takeover battle with Corvex and the Related Companies. In fact, we believe that management at CommonWealth remains on the right track with regard to repositioning the company.”  “Yesterday…CommonWealth REIT announced positive steps to execute on its strategy of increasing the quality of its operating portfolio, whereby the company plans to reposition the majority of its portfolio exposures to CBD markets. Investors reacted favorably to the news, as we feel the Street was pleased to see the company dispose of some under-leased assets that clearly were a drag on the company’s earnings and NAV.” Rich Moore RBC Capital Markets May 10, 2013 Mitch Germain JMP Securities October 3, 2013

CWH benefits from being managed by RMR.

- RMR founded CWH in 1986 and has been its manager for the last 28 years; CWH has no employees and its operations are conducted through management agreements with RMR.
- RMR provides CWH with a nationwide, fully integrated real estate management platform with approximately 850 real estate professionals working in offices throughout the U.S.
- A significant part of the fees payable by CWH to RMR are tied to CWH's stock performance and are payable in CWH common shares.
- RMR is able to leverage its large scale to lower costs for CWH.
- Over the long term and while being managed by RMR, CWH has outperformed the market.

Total Shareholder Return (1/2/1990 to 2/22/2013)[1]



639%
589%
CWH[2]
S&P 500 Index

G&A as a % of Gross Real Estate Assets[3] (12 months ended 9/30/2013)



Avg. = 0.84%
0.50%
1.25%
1.21%
0.98%
0.86%
0.58%
0.57%
0.46%
CWH (Pro Forma)[4][5]
PKY
LRY
CLI
HIW
BDN
DRE
PDM

Without the benefit of RMR's economies of scale, CWH's G&A and operating costs would likely increase substantially.

Source: Company filings with the SEC.
(1) 2/22/2013 is the last stock trading date prior to both CWH's announced equity issuance on 2/25/2013 and Related/Corvex's announced investment in CWH on 2/26/2013.
(2) CWH total shareholder return assumes holding initial investment and reinvestment of all distributions in CWH.
(3) Based on undepreciated book value of real estate assets.
(4) G&A for CWH excludes SIR as well as litigation and other costs associated with Related/Corvex activities.
(5) Pro forma for the amended Business Management Agreement with RMR which became effective 1/1/2014.

CommonWealth REIT
8

Related/Corvex's scheme for CWH is NOT in the best interests of shareholders.

- It appears that Related/Corvex's plan for CWH is to sell CWH's best performing, stabilized assets and increase leverage.
- This scheme would put at risk CWH's dividend and investment grade debt ratings, two criteria that REIT investors typically value highly.
- Related/Corvex base their estimated current net asset value (NAV) of $35 per share and projected 12/31/2015 stock value of approximately $40 per share on faulty financial analysis and unrealistic projections.


The Case for Change Now at CWH
Updated Presentation to CWH Shareholders
February 13, 2014
RELATED
CORVEX

- Even Sam Zell (Related/Corvex's recently proposed Chairman and replacement trustee for CWH) has refused to endorse Related/Corvex's valuation or financial analysis; Zell also sold his entire investment in CWH (192,158 common shares) at $25.50 per share only two business days prior to joining the Related/Corvex campaign to take control of CWH.[1]
- Related/Corvex's plan is also not credible because of Related's track record of shareholder value destruction (near total shareholder losses, bankruptcy, stock exchange delisting, etc.) every time Related has controlled publicly traded real estate companies in the past. Corvex's track record is shorter, but equally troubling.

We believe Related/Corvex's plan for CWH is short term oriented, reckless and not credible.

(1) Sources: REIT Wrap, "A CommonWealth REIT Update", by Barry Vincour, February 12, 2014, and Supplement No. 1 to Related/Corvex Solicitation Statement filed with SEC on 2/13/2014, page 6.

CommonWealth REIT
9

Related/Corvex are attempting to take control of CWH without paying shareholders anything for that control.

- Ever since Related identified CWH as a potential takeover target in 2012, Related/Corvex have engaged in a relentless pursuit to take control of CWH.
- In February and March 2013, Related/Corvex made several purported "offers" to acquire CWH, but never presented CWH with a real, fully financed offer that was actionable by CWH or its shareholders.
- Related/Corvex now plan to take control of CWH through their handpicked slate of replacement trustees for CWH.

The majority of Related/Corvex's replacement trustees are not "truly independent" or well qualified

Jim Lozier



✗ Not independent; paid consultant to Related.
✗ Poor CEO track record.
✗ No public company officer or board experience.

James Corl



✗ Not independent; investor in funds managed by Related.
✗ No public company board experience.

Kenneth Shea



✗ Not independent; former colleague of Keith Meister.
✗ Weak public company board experience.

Edward Glickman



✗ Poor track record as REIT officer and board member.
✗ Recipient of extraordinary severance payment from a public company.

Peter Linneman



✗ Reportedly failed to exclude himself from a conflicted transaction.(1)
✗ Overboarded; currently serves on three other public company boards.

In our view, Related/Corvex are trying to use the veil of corporate governance to take control of CWH.

(1) Sources: Barron's, "Rockefeller Center's Christmas Tree Stays Green Into the New Year: Downgrades for Retail REITs", by Barry Vinocur, January 1, 1996; and Barron's, "Rich as Rockefeller? No, but ex-investors in a landmark win a new day in court", by Lois Weiss, August 21, 2000.

CommonWealth REIT 10

Related/Corvex recently added two candidates to their slate, but had to offer them excessive special compensation arrangements to join their campaign.

Sam Zell



David Helfand



Sam Zell and David Helfand were added to the Corvex/Related slate of replacement trustees for CWH on February 11, 2014.

- **Special Compensation Arrangements.** Zell and Helfand were induced to join the Corvex/Related slate through an option to purchase more than 4 million CWH common shares from Corvex/Related at a steep discount to current market price – an implied "signing bonus" of approximately $17 million.(1)
  - CWH is concerned about the incentives this may create for Zell and Helfand. In a recent interview, Zell was unable to provide a reasonable explanation for his sale of CWH shares just a few days before it was publicly announced that he was joining the Related/Corvex campaign.(2)
- **Overcommitted.** Zell already serves as Chairman of six companies, including four NYSE listed companies, and is an owner or investor in other businesses, some of which appear to compete with CWH.
  - Zell is already overcommitted with his current responsibilities; adding another Chairman position would not be in the best interests of CWH or its shareholders.

Related/Corvex are willing to pay $17 million to get Zell and Helfand to join their campaign to take control of CWH, but they aren't willing to pay CWH's shareholders anything.

(1) Based on 2,380,952 common shares available for purchase at $21.00 per share, 1,666,666 common shares available for purchase at $24.00 per share, and CWH's common share closing price of $26.39 per share on 2/11/2014.
(2) CNBC Squawk Box, February 28, 2014.

CommonWealth REIT 11

CommonWealth REIT Removing the entire CWH Board by written consent may destroy shareholder value. The removal of the entire board of a public company by written consent without concurrently electing a replacement board is unprecedented in the history of U.S. publicly traded companies. If Related/Corvex succeed in removing the entire CWH Board, CWH would be in limbo for an extended period of time until a new Board is elected at a subsequent special meeting of CWH shareholders. 12 Leasing and operations likely to suffer. Future business uncertainty and track records make downgrades likely. lenders the right to declare default and accelerate debts. preferred shareholders dilutive conversions rights. Company will be out of compliance with SEC rules and NYSE listing requirements. The Board and management will try to minimize damage to CWH, but shareholders could still face unavoidable risks if the consent solicitation is successful. “Change of control” gives “Change of control” gives

CommonWealth REIT The Board has listened to shareholder suggestions, as evidenced by the following recent changes: Increased Board independence and size. Strengthened Board leadership. Enhanced Board structure and guidelines. Simplified path for shareholder action. Agreed to terminate shareholder rights plan. Required minimum Trustee stock ownership. Further aligned management compensation CWH recently appointed two highly qualified new Independent Trustees enhanced corporate governance and board independence. 13 25 year Wall Street executive with extensive public company board experience. Recently nominated by Institutional Investor Former EVP and Chief Credit Officer of Fannie Mae. Former board member of NYSE listed company. and the Board continues to engage with shareholders on governance matters. Ann Logan Ron Artinian CWH’s Board and management are committed to enhanced corporate governance and board independence. publication as “Trustee of the Year”. with shareholders’ returns. Recent changes have moved CWH to “best in class” in corporate governance and the Board continues to engage with shareholders on governance matters.

CommonWealth REIT governance and management compensation enhancements. 14 external management team of CWH has taken a number of strategic steps that we believe are in the best interests of CWH and which are shareholder friendly. As such, management appears headed in the right direction, and the removal of the board is not likely to be a substantial positive. “…investors have clearly taken notice of governance, better align external management fees, and cull poorly performing properties in order to upgrade the growth profile of the operating Rich Moore RBC Capital Markets November 9, 2013 Mitch Germain JMP Securities November 19, 2013 Many shareholders and analysts have reacted favorably to CWH’s governance and management compensation enhancements. CWH’s efforts to improve corporate Company...”

CommonWealth REIT CWH has made good faith and meaningful efforts to resolve matters with Related/Corvex. On and Governance Committee invited Keith Meister of Corvex to join the CWH Board as an Independent Trustee. The only condition to this offer was that Meister enter - activities against CWH and the Board while he serves as a Trustee of CWH. to take full control of CWH with a consent solicitation to remove the entire CWH Board without cause. Korn / Ferry International to identify additional Independent Trustee candidates. The Board is committed to identifying at least one additional Independent Trustee to increase the meeting in June 2014. 15 January 6, 2014, CWH’s Nominating a customary “stand-still” agreement to cease hostile Related/Corvex ignored CWH’s offer to have Meister join the Board and are moving forward CWH asked Sam Zell to meet to discuss CWH’s business and the Board’s commitment to enhanced governance, but Zell refused, indicating that he was too “busy” to meet. CWH’s Nominating and Governance Committee continues to work with the search firm  ratio of Independent Trustees to total Trustees to at least 75% by the next annual shareholders’ s

CWH has addressed each of Related/Corvex's five original recommendations for change at CWH.

Related/Corvex Recommendation[1]	CWH Board Action
1. Appoint three additional Trustees.	Added two highly qualified Independent Trustees and offered a third Board seat to Keith Meister of Corvex.
2. Replace CWH's Declaration of Trust and Bylaws.	Made substantial changes to CWH's Bylaws and recommending shareholders approve significant changes to CWH's Declaration of Trust.
3. Cease all related party asset sales.	Eliminated right of first refusal in the Business Management Agreement with RMR.
4. Improve capital allocation.	Recapitalized balance sheet, maintained investment grade debt ratings and accelerated sale of non-core assets.
5. Internalize management.	Internalization would likely increase costs; amended compensation arrangements with RMR to further align management's interests with shareholders, while maintaining CWH's low cost structure.

Given that the Board has implemented substantially all of Related/Corvex's original recommendations and they have ignored CWH's offer to have Meister join the Board, the CWH Board believes there is likely nothing it can do to satisfy Related/Corvex in their relentless pursuit to take control of CWH without paying shareholders anything for that control.

CommonWealth REIT

(1) See the Related/Corvex group presentation to CWH shareholders dated February 26, 2013 titled "Restoring Health to Commonwealth", pages 39 – 50.

16

CommonWealth REIT The window for making Trustee nominations and shareholder proposals at the June 13, March 24, 2014. Shareholders who have owned a minimum of $2,000 worth of common shares for at least one year may make Trustee nominations and shareholder proposals for consideration at the meeting. suggestions from shareholders, including simplifying the path for shareholder actions at (ii) a plurality voting standard in contested Trustee elections. We believe a far better path for shareholder action at CWH is through 17 Shareholders have a clear path to effect any desired change at CWH through customary channels and without the disruptive and potentially value destructive impact of removing the entire Board without cause as advocated by Related/Corvex.  We believe a far better path for shareholder action at CWH is through participation at the June 13, 2014 annual shareholders’ meeting. The window for making Trustee nominations and shareholder proposals at the June 13, 2014 annual shareholders’ meeting is open between Friday, February 21, 2014 and Monday, March 24, 2014. In 2013, the CWH Board adopted meaningful changes to CWH’s governance in response to suggestions from shareholders, including simplifying the path for shareholder actions at annual shareholders’ meetings. At the 2014 annual shareholders’ meeting, shareholders will vote on Board proposals to amend CWH’s Declaration of Trust to provide for: (i) annual election of all Trustees, and (ii) a plurality voting standard in contested Trustee elections.

CommonWealth REIT CWH’s business plan increases shareholder value. 18

CommonWealth REIT The Board and management are successfully repositioning 19 Purchased in March 2011 (CBD Office in Phoenix, AZ) Purchased in November 2009 (CBD Office in Bellevue, WA) Because CWH maintained a strong balance sheet with low leverage between 2005 and 2007 (when commercial real estate was overvalued and some competitors were using excessive leverage), CWH was able to acquire many properties from distressed sellers at attractive prices starting in 2008. Between 2008 and 2012, CWH acquired $3.7 billion of properties (approximately 23.6 million square feet) and the large majority of these acquisitions were high quality CBD office properties purchased at bargain prices from distressed sellers. Starting in 2012, CWH shifted its focus to selling properties because commercial real estate values were again approaching pre-recession levels. Since mid-2012, CWH has not agreed to acquire any properties and it has sold or is currently marketing for sale more than $800 million of primarily weaker suburban properties.(1) The Board and management have a track record of buying properties when real estate values are low and selling properties when real estate values are high. (1) Based on actual sale price or 12/31/2013 net book value, after impairments, of properties held for sale. Purchased in May 2012 (CBD Office in Austin, TX) CWH’s portfolio to high quality CBD office properties.

CommonWealth REIT CBD Properties 31% Suburban Properties 69% CWH has been repositioning its portfolio to CBD properties because CBD office markets perform better than suburban office markets. 20 Because of the actions taken by the Board and management during the last several years, CWH is better positioned than many of its peers to benefit from improvements in the economy and the office market in 2014 and 2015. (1) Source: Jones Lang LaSalle. FY 2007 Q4 2013 Percent of CWH Net Operating Income (NOI) 79.0% 81.0% 83.0% 85.0% 87.0% CBD Office Market Occupancy Suburban Office Market Occupancy U.S. Office Market Occupancy Rate(1) CBD Properties 66% Suburban Properties 34% The business plan to concentrate on CBD office properties was developed in response to national office leasing trends. Since about 2000, leasing activity in CBD office markets has outperformed for a variety of reasons (greater employee desire to work in urban areas, less developable land in cities, etc.). This divergence in the office market became more apparent after the recent recession began in 2007. The Board and management believe that these office market trends are likely to continue for the foreseeable future. Because CWH had low leverage going into the recent recession, it was able to acquire CBD office properties at low prices to accelerate the repositioning of its portfolio. Now that commercial real estate values are again approaching prerecession levels, CWH is accelerating the sale of weaker suburban office properties. properties to increase the portfolio’s concentration in high value CBD

The successful execution of the business plan has increased the value of CWH's portfolio.


333 108th Avenue NE


17th Street Plaza


111 River St.


701 Poydras St.

	Year Acquired	Sq. Ft.	Occupancy[1]	Acquisition Cap Rate[2]	Historical Investment[1]	Current Estimated Value[3]	Current Estimated Value vs. Historical Investment
333 108th Avenue NE *Bellevue, WA* *20-story Class A office tower*	2009	416,503	100.0%	9.7%	$168mm	$256mm	1.5x
17th Street Plaza *Denver, CO* *33-story Class AA office tower*	2009	672,465	85.0%	9.8%	$145mm	$235mm	1.6x
111 River Street *Hoboken, NJ* *13-story Class A office building*	2009	521,410	97.9%	10.5%	$147mm	$245mm	1.7x
600 West Chicago *Chicago, IL* *Includes 8-story mixed use Class A office building & adjacent properties*	2011	1,511,849	98.3%	8.1%	$400mm	$443mm	1.1x
701 Poydras Street *New Orleans, LA* *51-story Class A office tower*	2011	1,256,971	94.9%	10.7%	$108mm	$163mm	1.5x
185 Asylum Street *Hartford, CT* *39-story Class A office tower*	2012	868,395	99.1%	9.6%	$103mm	$110mm	1.1x

Unlike many of its peers, CWH entered the recent recession with low leverage and was able to acquire high quality CBD office properties at record low prices and these properties have since significantly increased in value.

Source: Company filings with the SEC.
(1) As of 12/31/2013.
(2) Based on in-place NOI, including straight line rents, at time of acquisition.
(3) Based on management's estimates.

CommonWealth REIT

21

Between 2008 and 2012, CWH also raised approximately $2.2 billion for the sale of non-core assets and the "spin out" of IPOs of non-core property portfolios.

GOV IPO

- In June 2009, a former subsidiary which owns government leased buildings, Government Properties Income Trust (NYSE: GOV), completed its IPO. CWH received $250 million from GOV in connection with this IPO. CWH sold its remaining shares in GOV in March 2013 for $250.7 million and recognized a gain of $66.3 million.


180%
160%
140%
120%
100%
80%
6/3/2009
5/15/2010
4/26/2011
4/6/2012
3/18/2013
2/28/2014
Total Returns Since IPO: +74%
CAGR Since IPO: +12%

SIR IPO

- In March 2012, Select Income REIT (NYSE: SIR) completed its IPO. CWH received $400 million from SIR in connection with this IPO. CWH currently owns 22 million common shares (44%) of SIR which have a trading value of approximately $641 million[(1)] ($512 million 12/31/13 book value).


160%
140%
120%
100%
80%
3/7/2012
7/29/2012
12/21/2012
5/14/2013
10/6/2013
2/28/2014
Total Returns Since IPO: +51%
CAGR Since IPO: +23%

The "spin out" IPOs of GOV and SIR allowed CWH to unlock value by indirectly selling stock at higher multiples and continue executing its portfolio repositioning without diluting existing shareholders.

Source: FactSet.

(1) Based on 2/28/2014 closing price of $29.15.

CommonWealth REIT 22

CWH has repurchased stock when its share price was low and issued stock when its share price was higher. 23 In 2009, when all of CWH’s peers issued large amounts of equity at record low stock prices in an effort to recapitalize their balance sheets, CWH did not issue equity and, instead, authorized a stock buyback program when its share price was trading at very low levels. In 2011, CWH issued stock (at prices far higher than its share prices in 2009) to help fund the transition of its portfolio to high quality CBD office properties, and in 2013, CWH issued stock to recapitalize its balance sheet to maintain its investment grade debt ratings. July 12, 2011: CWH issues 11.5 million common shares at $24.00 per share. January 9, 2009: CWH announces $100 million share buyback program; CWH closing price was $13.84 per share. Approximately $14.5 million of CWH common shares were repurchased. 2009: All of CWH’s peers issue equity at record low prices to recapitalize their balance sheets. Source: FactSet and SNL Financial. Office REIT Peers Average is simple average of BDN, CLI, DRE, HIW, LPT, PDM and PKY. CWH Office REIT Peers Average(1) 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% 140.0% 160.0% 12/31/2007 5/25/2008 10/18/2008 3/13/2009 8/6/2009 12/30/2009 5/25/2010 10/18/2010 3/13/2011 8/6/2011 12/31/2011

CommonWealth REIT CWH benefits from being managed by RMR. 24

RMR is a world class real estate operator that provides superior services to CWH at comparatively low cost. RMR founded CWH in 1986 and has been its manager for the past 28 years. Today, RMR manages one of the largest portfolios of publicly owned real estate in the U.S., including approximately 1,700 properties located throughout the United States and small portfolios in Australia, Canada and Puerto Rico. In addition to managing CWH, RMR manages four other publicly traded REITs, and its combined total gross real estate value under management was approximately $23 billion as of 12/31/2013. RMR is able to leverage its large scale to lower costs for CWH. 25 RMR directly employs approximately 850 real estate professionals in its headquarters and offices throughout the U.S. In 2013, RMR negotiated and executed more than 370 leases with over 5 million square feet on behalf of CWH and oversaw approximately $135 million of capital improvements at properties owned by CWH.

RMR provides CWH with a nationwide, fully integrated real estate management platform at below average costs. 26 CWH’s G&A is lower than the average G&A for comparable office REITs. Source: Company filings with the SEC. (1) Based on consolidated property related revenue (rental income and operating expense reimbursement). CWH excludes SIR. (2) Based on undepreciated book value of real estate assets. (3) Based on consolidated property related revenue (rental income and operating expense reimbursement), less operating expenses and real estate taxes. CWH excludes SIR. (4) G&A for CWH excludes SIR as well as litigation and other costs associated with Related/Corvex activities. (5) Pro forma for the amended Business Management Agreement with RMR which became effective 1/1/2014. G&A as a % of Property Revenue(1)(4) (12 months ended 9/30/2013) G&A as a % of Gross Real Estate Assets(2)(4) (12 months ended 9/30/2013) Avg. = 6.7% Avg. = 0.84% G&A as a % of NOI(3)(4) (12 months ended 9/30/2013) Avg. = 10.6% (pro forma)(5) (pro forma)(5) (pro forma)(5)

RMR provides superior services to CWH, as evidenced by CWH’s above average leasing metrics. 27 Since the recent recession began in 2007, the office leasing market has been difficult for all office landlords; during this period and while repositioning CWH’s portfolio, RMR has been able to lease office space on behalf of CWH at higher rental rates and with lower capital commitments than its peers. Source: Company filings with the SEC. Office REIT Peers Average is simple average of BDN, DRE, HIW and PDM. CLI, LPT and PKY do not disclose this information. Office REIT Peer Average is simple average of BDN, CLI, DRE, HIW, LPT, PDM and PKY. Average Percent Change in Cash Rents from Leasing Activity (Q1 2009 to Q3 2013) Average Leasing Capital Committed per Sq. Ft. per Lease Year from Leasing Activity (Q1 2009 to Q3 2013) Office REIT Peers Avg.(1) Office REIT Peers Avg.(2)

Examples of how RMR passes through its economies of scale to lower operating costs for CWH.

Case Study: Electricity Costs.

- In 2012, CWH spent approximately $62 million on electricity costs at its properties.(1)
- By leveraging the electricity usage for all RMR managed properties, RMR was able to achieve electricity cost savings at CWH's properties in 2012 which were approximately 7.0% less than the national average, creating implied utility cost savings for CWH of $4.3 million in 2012.(2)

Case Study: Internal Audit Costs.

- By spreading internal audit costs across all RMR managed public companies, CWH's internal audit costs are significantly below the industry average.
- CWH has never reported a "material weakness" in its internal controls over financial reporting since the Sarbanes-Oxley Act went into effect in 2004.

Case Study: Insurance.

- In 2009, RMR organized Affiliates Insurance Company (AIC), a property insurance company that is jointly owned by all RMR managed public companies.
- By combining property insurance across all RMR managed companies, AIC is able to provide property insurance coverage to CWH at significantly reduced rates; annual property insurance cost savings for CWH are estimated to be almost $1.0 million.(3) As a joint owner, CWH is also able to share in the profits of AIC.

Without the benefit of RMR's economies of scale, CWH's operating costs would likely increase substantially.

(1) Excludes electricity costs directly paid by tenants and includes some electricity costs that were later reimbursed by tenants.
(2) Based on CWH's actual cost of $0.0945/kWh versus the national average of $0.1011/kWh (Source: U.S. Energy Information Administration, Electric Power Monthly, Issues: March 2013-February 2013, Table ES1.A). Excludes costs incurred at properties owned by SIR.
(3) Based on CWH's current annual property insurance costs of approximately $6.0 million as provided by AIC versus management's estimate of the cost to obtain comparable property insurance coverage from third parties.

CommonWealth REIT 28

CommonWealth REIT 29 An externally managed structure benefits shareholders at CWH. Rationale for externally managed structure Established manager with an extensive infrastructure and broad geographic reach. Economies of scale in terms of capabilities and costs. Experienced investment team. Superior fund raising capabilities. Ability to structure externally managed agreement in a manner that aligns interests of all parties. changed to allow equity REITs to become internally managed. Subsequently, most publicly traded equity REITs converted to internally managed REITs in transactions paid to the external manager. Unlike many other external managers of equity REITs in the past, RMR manages multiple equity REITs and it can pass through its operating synergies to lower operating costs for CWH. CWH did not internalize management in the past because the Board and management did not think it was in the best interests of shareholders to have CWH incur the costs of internalization and also have higher costs at CWH as a result. Historically, all publicly traded equity REITs were externally managed

Related/Corvex’s scheme is NOT in the best interests of shareholders. 30

There is a clear difference between the business plan being successfully executed by the CWH Board and management and the scheme proposed by Related/Corvex.

CWH Board and Management Business Plan	Our view of Related/Corvex's Scheme for CWH
✓ Focused on creating long term shareholder value.	✗ Focused on creating short term trading profits.
✓ Maintain and grow recurring cash flows and dividends over the long term.	✗ Put at risk recurring cash flows and dividends over the long term.
✓ Maintain investment grade debt ratings.	✗ Put at risk investment grade debt ratings.
✓ Sell CWH's weaker performing properties; invest in CWH's stronger performing properties.	✗ Sell CWH's stronger performing properties; invest in CWH's weaker performing properties.
✓ Maintain low/moderate debt leverage and engage in stock buybacks when share price is low.	✗ Increase debt leverage and engage in stock buybacks.
✓ Based on actual operating results that prove the business plan is working.	✗ Based on faulty financial analysis and unrealistic projections.
✓ Timing: multi-year portfolio repositioning is nearly complete and positive results are being realized.	✗ Timing: estimated two year period to get full understanding of CWH's business.[1]

The CWH Board and management are committed to creating long term value for CWH shareholders. In our view, the Related/Corvex plan is short term oriented, reckless and not credible.

(1) Source: REIT Wrap, "A CommonWealth REIT Update," February 12, 2014.

CommonWealth REIT
31

32 We believe that Related/Corvex’s scheme for CWH is reckless and short term oriented. We believe Related/Corvex are focused on short term trading profits at the expense of long term shareholder value. Sell CWH’s best performing, stabilized assets. Increase debt leverage at CWH. Invest in CWH’s most challenged assets. Repurchase CWH common shares. We believe Related/Corvex’s interests are inconsistent with how REITs typically create long term value for shareholders. The Related/Corvex scheme seems designed for a limited life private equity real estate opportunity fund, not a publicly traded REIT. This scheme will not produce consistent and growing cash flows at CWH to support and grow the current common share dividend. . We believe Related/Corvex’s scheme would put at risk CWH’s common share dividend and investment grade debt ratings.

Related/Corvex’s valuation is based on faulty financial analysis and unrealistic projections. 33 Related/Corvex do not disclose the assumptions underlying their financial analysis and projections, which they admit are “subject to significant risk and contingencies.” Related/Corvex Claim: The Facts: “Estimate CWH’s current NAV to be approximately $35 per share.” Related/Corvex base their calculation of current net asset value (NAV) per share on an in-place cash NOI that is overstated by $19 million. CWH’s actual in-place cash NOI was $451 million (Q3 2013 annualized), not $470 million, as reported by Related/Corvex.(1) Using Related/Corvex’s 7.5% cap rate, this is $253 million (or about $2.10 per share) of overstated value. Related/Corvex then increase their already overstated in-place cash NOI by another $58 million based on “stabilization improvement” and “property management fee savings”.(1) This increase in cash NOI would require significant increases in revenue and decreases in expenses which are extremely unlikely, if not impossible, to achieve in the current office market environment. Using Related/Corvex’s 7.5% cap rate, this is another $773 million (or about $6.50 per share) of overstated value. “Believe CWH could be valued at approximately $40 per share by the end of 2015.” Related/Corvex provide limited information to understand their projected $40 per share trading price at the end of 2015, but this share price appears to be based on unrealistic projections. In 2014, Related/Corvex project the sale of $300 million of “non-core assets” that generate $11.3 million of cash NOI, implying an unrealistically low 3.8% cap rate.(1) Related/Corvex project free cash flow after capital expenditures and common share dividends (i.e. “CAD after Dividends Paid”) of $69.3 million in 2014 and $81.0 million in 2015, compared to actual CAD after Dividends Paid of $25.1 million in 2014.(1) (1) See Related/Corvex presentation to CWH shareholders dated February 13, 2014, pages 71 and 72.

Centerline Holding Company – DELISTED FROM NYSE Stephen Ross (Chairman of The Related Companies) and Jeff Blau (CEO of The Related Companies) both served on the Board of Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Co., or “CharterMac”) until 2009. Centerline is a real estate finance company that provided financing directly and indirectly to affiliates of Related. While Ross was on the Board (and shortly before Blau joined), they caused CharterMac to agree to pay Related or its affiliates about $340 million to internalize management. After this internalization, CharterMac suffered a spiral of operating losses, a 98% negative total return for shareholders and delisting from the NYSE. American Mortgage Acceptance Company (AMAC) – BANKRUPTED Jeff Blau previously simultaneously served as an officer of The Related Companies and as Chairman, CEO and Trustee of AMAC, a publicly traded mortgage REIT. During this time period, Blau caused AMAC to make large subordinated loans (in aggregate amounts in excess of 50% of AMAC’s equity market capitalization at the time) to affiliated businesses of Related, including large loans to risky resort projects in the areas of Aspen, CO and Phoenix, AZ. The Related affiliates received the loan proceeds, but defaulted on the loan obligations soon thereafter, making them worthless. AMAC declared bankruptcy a short time later. Related/Corvex’s scheme for CWH is also not credible because of Related’s abysmal track record of controlling publicly traded real estate companies. 34 . Every time Related has controlled a publicly traded real estate company, it appears that Related has done well, but public shareholders have suffered.

Meister and Corvex have only been in business for about two years, but they appear to have already destroyed long term shareholder value at ADT Corporation (NYSE: ADT): ADT was spun out of Tyco in late 2012. Corvex and Soros Fund Management soon thereafter amassed a greater than 5% position at an average accumulated price of $37.06 per share. Meister then published a report claiming the shares should be worth $43-$63 per share and began agitating for ADT to take on debt and repurchase shares. ADT followed Meister’s advice and approved a $2 billion share buyback program and appointed Meister to its board in December 2012. In November 2013, Meister resigned from ADT and the company bought substantially all of Corvex’s shares at $44.01. Today, burdened by the new debts it has taken on to fund the share buybacks and debt rating downgrades, ADT trades at about $30/share.(1) During his prior employment at Icahn Group, Meister followed the same pattern of destroying long term shareholder value as he pursued short term trading profits at public real estate companies: In 2007, Meister and his associates acquired shares of WCI Communities, Inc. and began agitating for a change of management and business plans. Meister and Icahn Group first announced an offer to purchase all of WCI at a premium price. The offer was then withdrawn, and Meister and Icahn Group began a proxy contest for control of WCI. Within about one year after Meister and other Icahn representatives were elected to WCI’s board and took control, WCI filed for bankruptcy. Meister’s activities at ADT and WCI parallel his actions at CWH: In early 2013, Meister/Corvex amassed a 4.8% position in CWH and published a presentation projecting that the CWH shares could be worth $35 to $45 per share when they were trading at about $20 per share. In February and March 2013, Related/Corvex publicly announced that they were interested in buying all CWH common shares at a premium price. When pressed to present details by the CWH Board, a real, fully financed offer never materialized. Meister is now agitating for CWH to change its business plan, to take on debt and to buyback shares. Keith Meister and Corvex have a shorter, but equally troubling history of destroying long term shareholder value. 35 (1) For more information about Meister’s activities at ADT, see “ADT Loses Peace of Mind After Meister’s Corporate Raid”, by Al Lewis in “MarketWatch”, February 5, 2014; “Why ADT is Appalling” by Herb Greenberg, in “Herb on the Street”, The Street, January 30, 2014; and “Corvex Sells Big Stake in ADT”, by Bob Tita in Wall Street Journal, November 25, 2013. Meister/Corvex have teamed up with Blau/Related and are now claiming to be champions of good governance to create shareholder value. Their track records tell a very different story.

Related/Corvex are attempting to take control of CWH without paying shareholders anything for that control. 36

Related identified CWH as a possible takeover target in 2012 and solicited the support of Keith Meister of Corvex to take control of CWH. Related’s investment in CWH is held in the Related Real Estate Recovery Fund, a distressed real estate private equity fund. Related is principally known as a commercial real estate developer that uses significant amounts of leverage to finance projects, not an investor in stocks. In February and March 2013, Related/Corvex made several purported “offers” to acquire CWH. The Board and management met several times with Related/Corvex to discuss their purported “offers”. Related/Corvex never presented CWH with a real, fully financed offer that was actionable by CWH or its shareholders (e.g., they never even presented CWH with a commitment letter for financing). Related/Corvex now plan to take control of CWH through their handpicked slate of replacement trustees for CWH. Contrary to Related/Corvex’s claim that their replacement trustees are “truly independent”, most of them have strong ties to Related/Corvex and/or financial incentives tied to Related/Corvex’s plans to take control of CWH. Ever since Related identified CWH as a possible takeover target in 2012, Related/Corvex have engaged in a relentless pursuit to take control of CWH without paying shareholders anything for that control. 37

The majority of Related/Corvex’s handpicked slate of replacement trustees have strong ties to Related/Corvex or questionable track records. 38 (1) Source: Wall Street Journal, “Goldman Real-Estate Play Skirts Ban In Volcker”, by Craig Karmin and Justin Baer, December 23, 2013. (2) Source: PERE, “Siguler Guff closes on $630m opportunistic FoF”, by James Comtois, January 11, 2012. Jim Lozier is a Related/Corvex replacement trustee for CWH. Lozier is currently a paid consultant to Related for an undisclosed amount. Lozier was formerly the CEO of Archon Group LP, a wholly owned subsidiary of Goldman Sachs that sourced and managed commercial real estate investments for the Goldman Sachs sponsored Whitehall Real Estate Funds. The Whitehall Real Estate Funds are real estate private equity funds that have suffered substantial losses. For example, a $4 billion Whitehall Real Estate Fund raised in 2007 has since lost approximately 59% of its equity value.(1) Lozier “retired” from Archon in 2012. Lozier has never been an officer or board member of a public company. Until their announcement concerning Sam Zell and David Helfand on February 11, 2014, Lozier had been designated by Related/Corvex to be the new CEO of CWH. Jim Lozier Not independent; paid consultant to Related. Poor CEO track record. No prior public company officer or board experience. James Corl is a Related/Corvex designated replacement trustee for CWH. Corl has caused funds he manages to invest more than $100 million in distressed asset funds managed by Related or its affiliates and his compensation is partly based on the success of these investments.(2) Corl has never been a board member of a public company. James Corl Not independent; investor in funds managed by Related. No prior public company board experience. Kenneth Shea is a Related/Corvex replacement trustee for CWH. Shea and Keith Meister of Corvex were formerly colleagues at Icahn Capital. Shea’s only public company board experience is that he currently serves on the board of CVR Refining GP, LLC, a Carl Icahn controlled private entity that is the general partner of CVR Refining, LP (NYSE: CVRR). The board of this general partner, which effectively is the board of CVRR, does not have a board or a compensation committee comprised of a majority of independent directors and does not even have a nominating and governance committee. Directors of CVR Refining GP, LLC, including Shea, are chosen entirely by an entity controlled by Carl Icahn, not by common unit holders of the public company, and common unit holders of the public company have no practical ability to remove the general partner of CVRR or any of its directors. Kenneth Shea Not independent; former colleague of Keith Meister. Weak public company board experience.

If Related/Corvex are really interested in "best in class" corporate governance, this is not the slate of replacement trustees they would have chosen.



Edward Glickman

✗ Poor track record as a REIT officer and board member.

✗ Recipient of extraordinary severance payment from a public company.

Edward Glickman is a Related/Corvex designated replacement trustee for CWH. Between June 2004 and August 2012, Glickman simultaneously served as President and a management board member of Pennsylvania REIT (NYSE: PEI), an equity REIT that primarily owns retail properties. During his tenure on the board, the total return of PEI's stock was negative (7.7%) versus the SNL REIT Retail Index total return of positive 127.6%. Glickman left PEI and its board in August 2012 after he was not selected to become CEO. Notwithstanding the stock performance during his board tenure, he was granted $2.7 million of severance when he left PEI. Since then, Glickman has not served as an officer or board member of any other public company.



Peter Linneman

✗ Reportedly failed to exclude himself from a conflicted transaction.

✗ Overboarded; currently serves on three other public company boards.

Peter Linneman is a Related/Corvex designated replacement trustee for CWH. In the mid-1990s, Linneman was the Chairman of Rockefeller Center Property (RCP), a publicly traded REIT that was sold to a buyout group led by Goldman Sachs. Reportedly, even though Linneman had outside relationships with some of the bidders for RCP, including Goldman Sachs, he did not exclude himself from board deliberations concerning the sale and he received a $200,000 special bonus when RCP was sold.[1] After the sale, RCP shareholders sued the board. Linneman already serves on the boards of three other publicly traded companies, including AG Mortgage Investment Trust (NYSE: MITT), a mortgage REIT that is externally managed by affiliates of a real estate opportunity fund manager.[2]

We believe Related/Corvex are trying to use the veil of corporate governance to take control of CWH without paying shareholders anything for that control.

CommonWealth REIT

(1) Sources: Barron's, "Rockefeller Center's Christmas Tree Stays Green Into the New Year: Downgrades for Retail REITs", by Barry Vinocur, January 1, 1996; and Barron's, "Rich as Rockefeller? No, but ex-investors in a landmark win a new day in court", by Lois Weiss, August 21, 2000.

(2) Linneman is also a board member of Equity One, Inc. (NYSE: EQY) and Atrium European Real Estate Ltd. (VSE/Euronext: ATRS)

39

In return for agreeing to serve as Related/Corvex replacement trustees, Zell and his long serving lieutenant Helfand received options to purchase more than 4 million CWH common shares from Related/Corvex that were approximately $17 million “in the money” on the day the options were granted.(1) Related/Corvex agreed that Zell would serve as Chairman of CWH and Helfand will become CWH’s CEO, if Related/Corvex efforts to take control of CWH succeeds. The amount of compensation Related/Corvex have agreed that CWH will pay Zell and Helfand for these services has not been disclosed. Zell is currently the Chairman of four substantial NYSE listed companies: Equity Residential (NYSE: EQR); Equity Lifestyle Properties (NYSE: ELS); Anixter International, Inc. (NYSE: AXE); and Covanta Holding Corporation (NYSE: CVA). Reportedly, he is also an active owner of a number of real estate businesses, some of which appear to compete with CWH, and he is involved in litigation arising from his sponsorship of The Tribune Company leveraged buyout and its subsequent bankruptcy. It is unclear how much time, if any, Zell may devote to CWH. According to SEC filings, a company associated with Zell purchased 192,158 CWH common shares at $23.53 per share on January 23, 2014, and then sold those shares at $25.50 per share on February 7, 2014 – only two business days before Related/Corvex publicly announced that they had enlisted Zell and Helfand to join their campaign to take control of CWH.(2) We believe Zell has not provided any reasonable explanation for this trading activity in CWH common shares. Sam Zell is being well paid for lending his name to Related/Corvex. 40 Based on 2,380,952 common shares available for purchase at $21.00 per share, 1,666,666 common shares available for purchase at $24.00 per share, and CWH common share closing price of $26.39 per share on 2/11/2014. Source: Supplement No. 1 to Related/Corvex Solicitation Statement filed with SEC on 2/13/2014, page 6. With a $17 million special compensation arrangement, we do not believe that Zell/Helfand can be considered “truly independent”.

Removing the entire CWH Board by written consent may destroy shareholder value. 41

Removing the entire CWH Board as proposed is unprecedented; CWH would be in limbo without a Board for an extended period of time. 42 If successful, the consent solicitation would result in the entire CWH Board being removed immediately. Upon the removal of the entire CWH Board by written consent and without cause, the CWH Declaration of Trust and the Arbitration Panel ruling require the officers of CWH to promptly call a special meeting of CWH shareholders to elect replacement trustees. Taking into consideration the process necessary to allow all shareholders to participate in a special shareholders’ meeting to elect replacement trustees, CWH management estimates that it would likely take 60-90 days from any removal of the entire CWH Board until a replacement Board is elected and installed. CWH would not have a Board until a new Board is elected at a subsequent special meeting of CWH shareholders. All shareholders would have the opportunity to nominate replacement trustees for consideration at the special shareholders’ meeting, not just Related/Corvex. In the interim, RMR would continue operating CWH’s business on a day-to-day basis and attempt to preserve shareholder value.

A successful consent solicitation to remove the entire CWH Board without cause would be disruptive to CWH and harmful to shareholders. 43 “Change of control” gives lenders the right to declare default and accelerate debts. The removal of all Trustees as a result of the Related/Corvex consent solicitation or the termination of CWH’s management agreements with RMR would each constitute an “event of default” under CWH’s revolving credit facility and term loan agreements, which may restrict CWH’s ability to pay dividends, repurchase preferred or other shares or make further borrowings under its revolving credit facility and may result in lenders demanding immediate payment. Related/Corvex have stated in their solicitation materials that, in the event the entire CWH Board is removed as a result of the Related/Corvex consent solicitation, they will offer to buy 51% of the debt outstanding under CWH’s revolving credit facility and term loan agreements at par value to prevent the acceleration of such loans. However, the waiver of a default under CWH’s revolving credit facility and term loan agreements requires the approval of two-thirds of lender commitments by amount. Also, CWH does not believe that lenders acting rationally would agree to take some of their money when they have a contractual right to demand all of it. The acceleration of the bank debt (approx. $735 million) could trigger loan cross-defaults, making approx. $1.5 billion of publicly traded senior notes and some mortgage debts immediately due (including very large prepayment penalties). Upon removal of the entire CWH Board, CWH would be in violation of SEC and NYSE rules requiring it to maintain at all times a board with at least a majority of independent trustees and the requirement to have an independent audit committee of the board to approve required financial reporting. Company will be out of compliance with SEC rules and NYSE listing requirements.

CommonWealth REIT 44 gives preferred shareholders dilutive conversion rights. The removal of the entire CWH Board Convertible Preferred Shares, triggering the right of holders to convert their preferred shares into common shares at a favorable conversion rate that would dilute existing common shareholders. Alternatively, CWH could exercise its rights to repurchase the preferred shares for approximately $380 million, assuming it were able to borrow money to repurchase preferred shares without a Board and from lenders who The Board and management will try to minimize damage to CWH, but shareholders could still face unavoidable risks if the consent solicitation is successful. Future business uncertainty and makes Rating Agency downgrades likely. CWH believes that the Ratings Agencies would likely immediately downgrade abysmal track record running publicly traded real estate companies. A downgrade would result in immediately higher borrowing costs for CWH. Leasing and operations likely to suffer. During the period when CWH would have no Board, operations may suffer. Competing landlords may try to take advantage of the uncertainty caused by the removal of the entire Board and tenants/business partners may be wary of doing business with CWH.

CommonWealth REIT and management are committed to enhanced corporate governance. 45

The Board has made real and lasting changes to CWH's governance and management compensation in response to suggestions from shareholders.

Board Composition

- Recently ***added two highly qualified new Independent Trustees*** that were identified by the search firm Korn / Ferry International; CWH's Nominating and Governance Committee continues to work with Korn / Ferry to identify additional Independent Trustee candidates.
- Neither of the recently added Independent Trustees have any prior relationships with CWH, the Board or RMR.
- Committed to ***increasing the Board's ratio of Independent Trustees*** to total Trustees ***to at least 75%***, which is currently anticipated to occur ***before the next annual shareholders' meeting in June 2014.***

Simplified Path for Shareholder Action at Annual Meetings

- Lowered the share ownership requirements to $2,000 worth of CWH common shares for one year for nominations and simplified the "informational requirements" for nominations and proposals, making ***it easier for shareholders to make Trustee nominations and proposals*** at CWH's annual shareholders' meetings, starting in 2014.
- Resolved to submit to a shareholder vote at the 2014 annual shareholders' meeting an amendment to CWH's Declaration of Trust to change the voting standard in contested Trustee elections ***from a majority of shares outstanding to a "plurality" voting standard.***

Revised Management Compensation

- Substantially restructured the management arrangement between CWH and RMR to ***further align the interests of management with shareholders*** while continuing to maintain CWH's low cost structure.
- ***RMR share ownership of CWH is expected to increase over time.***

Required Trustee Share Ownership

- Established guidelines regarding ***minimum share ownership by Trustees*** of at least 20,000 common shares (or approximately $500,000).

Improved Financial and Property Disclosures

- ***Substantially increased disclosures*** regarding property level performance to assist investors in evaluating CWH.
- ***Operating results are now easier to understand*** because CWH no longer reports results of its former subsidiary, GOV, and no longer consolidates its investments in SIR as of Q3 2013.

CommonWealth REIT 46

CommonWealth REIT The Board is committed to implementing additional governance enhancements. 47 Board Leadership The Independent Trustees are committed to designating a Lead Independent Trustee with clear and robust responsibilities. The selection of this individual and the specific responsibilities will be decided solely by the Independent Trustees once the expansion of the Board is complete and the Board is comprised of not less than 75% of Independent Trustees. Shareholder Rights Plan Committed to eliminating the current shareholder rights plan, which is currently scheduled to expire on October 17, 2014, upon the resolution of the disputes between CWH and Related/Corvex. Already eliminated of the shareholder rights plan which prevented the redemption of rights by a successor Board. Letter to Related/Corvex on behalf of the entire CWH Board January 22, 2014 Board Structure and Guidelines Committed to declassifying the Board Related/Corvex have been resolved. Assuming the amendment to the CWH Declaration of Trust is approved by shareholders, one third of Trustees will be elected in 2014 for one year terms, two thirds will be elected in 2015 for one year terms, and the entire Board will be subject to annual elections beginning in 2016.

CommonWealth REIT Ann Logan business (1998-2000) and Chief Credit Officer (1993-1998). Ms. Logan left Served on Board of PHH Corporation (NYSE: PHH), a leading provider of Finance and Risk Committee and as a member of the Audit and Compensation committees. Previously held positions with Standard and Poor's Corporation and the U.S. Senate Judiciary Committee. Earned an A.B. from Bryn Mawr College and an M.B.A. from Columbia University. The Board appointed two highly qualified new Independent Trustees in January 2014. 48 Both Ms. Logan and Mr. Artinian were identified by Korn / Ferry and were recommended to the Board by neither have any prior relationship with CWH, the Board or RMR. Ron Artinian 25 year Wall Street executive. Spent majority of career in Fixed Income groups at Lehman Brothers and Smith Barney. Currently, Board member, Lead Independent Director and member of Audit Committee of The Reserve Funds (a group of public mutual funds). Also, a Board member of First Real Estate Investment Trust of New Jersey since 1992 and serves as Chairman of its Audit Committee and member of its Executive and Compensation committees. Fund Industry Intelligence, an Institutional Investor publication, for his work winding up The Reserve Funds. Formerly served on Boards of NYMAGIC, INC. (NYSE listed insurance holding company) and Laser Mortgage Management (NYSE listed specialty finance company that primarily invested in mortgage loans). Earned a B.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of Business. 25 year Wall Street executive with extensive public company board experience. Recently nominated by Institutional Investor Former EVP and Chief Credit Officer of Fannie Mae. Former board member of NYSE listed company.

Further alignment of management compensation with shareholders’ returns. 49 The base business management fee paid by CWH to RMR was calculated on the basis of the gross historical cost of CWH's real estate assets. Calculation and Payment of Incentive Fee The fee is now calculated on the basis of the lower of: (i) gross historical cost of CWH's real estate assets or (ii) CWH's total market capitalization. All of the base business management fee was paid by CWH to RMR in cash. 10% of the base business management fee is now payable in common shares of CWH. Annual incentive fee payable by CWH to RMR was calculated based upon increases in funds from operations (FFO) per share and was paid in common shares of CWH that vested immediately. Restricted by a low annual cap on the number of shares that could be issued. The incentive fee is now calculated based upon total returns realized by CWH common shareholders (i.e., share price appreciation plus dividends) in excess of the total returns realized by the SNL US Office REIT Index over a 3 year period and only paid on returns greater than zero. Incentive fees paid in common shares that vest over a 3 year period and are restricted to an annual cap of 1.5% of CWH’s total shares outstanding. Payment of Base Fee Calculation of Base Fee Former Practice Effective January 1, 2014 Business Management Agreement

Restructured management compensation may result in already low G&A expenses declining even further at CWH.

G&A as a % of Property Revenue[(1)(4)]
(12 months ended 9/30/2013)



5.2%
4.2%
6.7%
CWH (Actual)
CWH (Pro Forma)(5)
Office REIT Peers Average(5)

G&A as a % of Gross Real Estate Assets[(2)(4)]
(12 months ended 9/30/2013)



0.62%
0.50%
0.84%
CWH (Actual)
CWH (Pro Forma)(5)
Office REIT Peers Average(5)

G&A as a % of NOI[(3)(4)]
(12 months ended 9/30/2013)



9.4%
7.6%
10.6%
CWH (Actual)
CWH (Pro Forma)(5)
Office REIT Peers Average(5)

Sources: Company filings with the SEC.
(1) Based on consolidated property related revenue (rental income and operating expense reimbursement). Excludes SIR.
(2) Based on undepreciated book value of real estate assets, as of 9/30/2013.
(3) Based on consolidated property related revenue (rental income and operating expense reimbursement) less operating expenses and real estate taxes for the 12 month period ended 9/30/2013. Excludes SIR.
(4) G&A for CWH excludes SIR as well as litigation and other costs associated with Related/Corvex activities.
(5) Pro forma for the amended Business Management Agreement with RMR which became effective 1/1/2014.
(6) Office REIT Peers Average is simple average of BDN, CLI, DRE, HIW, LPT, PDM and PKY.

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Recent changes have moved CWH to "best in class" corporate governance among REIT peers.

		CWH Office REIT Peers							Large Cap Office REITs		
	CWH[1]	BDN	CLI	LPT	PDM	HIW	DRE	PKY	VNO	SLG	BXP
Annual Election of All Trustees	✓	✓	X	✓	✓	✓	✓	✓	X	X	✓
Majority of Votes Cast Required to Elect Trustees	✓	X	X	✓	X	X	✓	X	X	X	✓
Non-Executive Chairman or Designated Lead Director	✓	✓	✓	X	✓	✓	✓	✓	✓	✓	X
No Active "Poison Pill"	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	X
Ratio of Independent Trustees/Total Trustees	≥ 75%	86%	70%	88%	89%	88%	92%	89%	80%	67%	64%

CommonWealth REIT

Source: FactSet, SNL and Public Filings.

(1) Completed/committed governance structure. For more information on the status of these changes/commitments, please see slides 43-44.

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Request for your support. CommonWealth REIT 52

The Related/Corvex consent solicitation to remove the entire CWH Board without cause is NOT in shareholders’ best interests. For the last several years, the Board and management have been executing a strategy to improve CWH’s portfolio by shifting the focus to high quality CBD office properties. This effort is now close to completion and CWH is better positioned than many of its peers to benefit from improvements to the economy and the office market in 2014 and 2015. RMR has been managing CWH for the benefit of shareholders for 28 years. While being managed by RMR, CWH has outperformed the market over the long term; CWH underperformed the market from early 2011 to early 2013 when it was in transition. The Board and management believe that Related/Corvex are attempting to take control of CWH without paying shareholders anything for that control. Related/Corvex’s business plan for CWH is short term oriented, reckless and not credible. Related/Corvex have track records of shareholder value destruction. Removing the entire CWH Board by written consent may destroy shareholder value. The Board and management will try to minimize damage to CWH, but shareholders could still face unavoidable risks if the consent solicitation is successful. The Board and management are listening to shareholders and are committed to governance enhancements. In the last year, CWH has made real and significant enhancements to its governance and further aligned management with shareholders while preserving CWH’s low cost structure through the economies of scale provided by RMR. Support CWH’s Board as it continues to create long term value for shareholders. CommonWealth REIT 53

Protect the future of CWH. We request you continue to support CWH’s Board and management. Submit your WHITE revocation card and discard Related/Corvex’s gold card. CommonWealth REIT 54

APPENDIX. CommonWealth REIT 55

Review of CWH’s Q4 2013 Results. CommonWealth REIT 56

On February 27, 2014, CWH announced fourth quarter and year end 2013 results which prove the business plan is working. $0.63 per share of normalized funds from operations, or Normalized FFO, for the fourth quarter, versus consensus estimate of $0.54 per share.(1) 81.4% ratio of dividends paid to cash available for distribution, or CAD, for trailing four quarters ended 12/31/2013. 89.6% of CWH’s total sq. ft. from continuing operations leased as of 12/31/2013, compared to 83.4% occupancy rate for nationwide office market.(2) 1.1 million sq. ft. of leasing activity during the fourth quarter, bringing total leasing activity for the year to approximately 5.2 million sq. ft. +3.1% higher wtd. avg. cash rental rates than prior cash rental rates for the same space for leases entered during the fourth quarter; +8.1% higher wtd. avg. GAAP rental rates during the fourth quarter. +8.4% increase in same property cash basis net operating income, or Cash Basis NOI, during the fourth quarter for properties owned continuously since 1/1/2012; +3.6% increase in same property GAAP net operating income, or NOI. On most financial and operating metrics, the fourth quarter exceeded expectations, with improving Normalized FFO per share, leasing activity and same property results. CommonWealth REIT Note: The reconciliation of any non-GAAP figure included above, including Normalized FFO, CAD, Cash Basis NOI and NOI, to net income (loss) determined in accordance with GAAP can be found in the CommonWealth REIT Fourth Quarter 2013 Supplemental Operating and Financial Data presentation, as filed on Form 8-K with the SEC on 2/27/2014. (1)Source: Thomson First Call. (2)Source: Jones Lang LaSalle. 57

The successful execution of the business plan has resulted in operating outperformance compared to CWH's peers.

	Q4 2013 Same Property Results		Q4 2013 Leasing Activity	
CWH Peers	% Change in GAAP NOI	% Change in Cash NOI	% Change in GAAP Rental Rates	Avg. Cap. Ex. Commitment Per Sq. Ft. Per Lease Yr.
Parkway Properties Inc. (PKY)	1.2%	4.5%	- -	$3.57
Duke Realty Corp. (DRE)	- -	2.3%	5.4%(1)	$2.32(1)
Liberty Property Trust (LPT)	1.2%	1.6%	(1.0%)(2)	$1.65(2)
Highwoods Properties Trust (HIW)	(0.5%)	(1.5%)	8.5%(3)	$3.21(3)
Brandywine Realty Trust (BDN)	2.9%	6.2%	(0.6%)	$1.53
Piedmont Office Realty Trust, Inc. (PDM)	- -	3.4%	(8.9%)(4)	$4.05
Mack-Cali Realty Corp. (CLI)(5)	- -	- -	- -	- -
AVG.	1.2%	2.8%	0.7%	$2.72
CWH	**3.6%**	**8.4%**	**8.5%**	**$2.44**

Now that the CWH business plan is generating real value for shareholders, we believe Related/Corvex are attempting to take control of CWH for short term profits and without paying anything to shareholders.

Source: Company filings with the SEC.
(1) Based on fourth quarter 2013 lease renewals for suburban office properties.
(2) Based on weighted average of new leases and lease renewals for office properties.
(3) Based on leasing results for office properties.
(4) Based on change in accrual rents as defined by PDM.
(5) As of 2/27/2014, CLI had not yet reported Q4 2014 results.

CommonWealth REIT
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The portfolio repositioning that began several years ago is nearly complete. In 2013, CWH sold 43 non-core suburban office and industrial properties with a combined 8.4 million square feet for an aggregate gross sale price of $249.1 million. In early 2013, CWH listed for sale 40 properties with a combined 6.7 million square feet; all of these properties were sold in 2013 for an aggregate gross sale price of $158.3 million. In late 2013, CWH sold 3 suburban office and industrial properties with a combined 1.7 million square feet for a gross sale price of $89 million. In 2013, CWH also sold a vacant land parcel for $1.8 million. Today, CWH has 45 non-core properties with a combined 8.4 million square feet listed for sale with third party brokers. The net book value of these properties was a combined $536.6 as of 12/31/2013. CWH plans to complete the sale of these 45 non-core properties in 2014. When the remaining 45 non-core properties are sold later in 2014, CWH’s portfolio repositioning will be complete and the portfolio will primarily consist of high quality office properties located in top performing market areas. CommonWealth REIT (1) Source: Thomson First Call. 59

Many shareholders and analysts have reacted favorably to CWH’s Q4 2013 results. “The quality of the core portfolio has improved, as a substantial number of assets have either been sold or moved to discontinued operations ahead of a sale. Leasing metrics improved, with positive cash spreads… Overall, we view as a good quarter…” “…it seems clear to us that this management team is currently executing on a strategy that is in the best interests of shareholders… 4Q13 saw one of the best performances in years on the operational front, likely due to a combination of the sale of a large number of weak assets and the focus of management to lease space at the remaining group of better quality core assets.” “Core trends largely improved on the quarter, driven by increased occupancy levels and same-property growth… We are positive on the progress on the disposition program, which we believe should have an ongoing positive impact on property level trends with a higher proportion of rents realized from CBD office markets.” Michael Bilerman Citi February 27, 2014 Rich Moore RBC Capital Markets February 28, 2014 Mitch Germain JMP Securities February 28, 2014 CommonWealth REIT 60

Meister/Corvex’s investment in ADT: A case study in shareholder value destruction. CommonWealth REIT 61

A summary of Meister/Corvex’s recent investment in ADT. Company Overview ADT provides electronic security, and interactive home and business alarm monitoring services. ADT has a market capitalization of ~$6 billion and an enterprise value of ~$10 billion. Trades under ticker “ADT” on the NYSE Member of the S&P 500 Index Stock Price Performance $55.00 $50.00 $45.00 $40.00 $35.00 $30.00 $25.00 10/1/2012 1/12/2013 4/25/2013 8/6/2013 11/17/2013 2/28/2014 2014 $37.27 (Oct. 2, 2012) 1 2 3 4 5 (18%) Decline $30.71 (Feb. 28, 2012) Timeline of Key Events October 1, 2012: ADT starts as an independent public company following spinoff from Tyco International. October 25, 2012: Corvex and Soros Fund Management file a joint Form 13D reporting a combined stake of greater than 5% in ADT with an average accumulation price of ~$37.06 per share. In a presentation, Corvex states that ADT is underleveraged and should repurchase ~30% of its outstanding shares. This presentation projects a stock price of $43-$63 per share. November 27, 2012: ADT authorizes a $2.0 billion share buyback program (20% of shares outstanding). December 17, 2012: ADT announces appointment of Keith Meister to the Board in return for a standstill agreement lasting one year and an understanding that ADT will remain investment grade. November 25, 2013: ADT announces the repurchase of 10.2 million shares from Corvex at $44.01 per share, reducing Corvex’s stake by approximately 82%. Keith Meister resigns from the Board. At close, ADT share price is down ~6% to $41.46 per share. February 28, 2013: ADT share price closes at $30.71 per share, representing approximately ~30% decrease since the buyback from Meister/Corvex. 1 2 3 4 5 6 CommonWealth REIT Source: FactSet, company filings and news reports. 62

Lessons learned from Meister/Corvex’s involvement in ADT. Over-promising and underperformance create destruction of shareholder value. Meister/Corvex enticed others to invest in ADT by making a presentation projecting share prices considerably above market. From the day prior to Meister/Corvex filing their initial Form 13-D to the date Meister/Corvex announced their intention to sell their shares back to ADT, the company’s share price underperformed the S&P 500 by over 1,300 bps (13%). Including recent post-sale performance, the share price is down almost 20%.(1) History of putting Corvex interests ahead of other shareholders. With ADT’s share price lagging the market during Meister’s tenure on the Board, on November 24, 2013, ADT agreed to repurchase 10.2 million shares from Meister/Corvex (~82% of their position at the time) at a price of $44.01. Meister/Corvex’s return on their investment was approximately 20% over their holding period.(2) ADT’s share price dropped 5.8% on the day of the announcement of Corvex’s sale, allowing Meister/Corvex to effectively exit at a premium. The ADT buyback of Meister/Corvex’s shares was announced at the same time that Meister/Corvex agreed to an extended standstill — effectively ADP paid Meister/Corvex to go away. Poor post-investment performance. While Meister/Corvex was able to coerce ADT into a share repurchase arrangement that provided Meister/Corvex with a ~20% return, other ADT shareholders did not do as well. From the day before the repurchase announcement to present, ADT shares have fallen in value by over 30%. History of backtracking on promises when convenient. As part of Meister/Corvex’s initial settlement with ADT, there was an understanding that the company should maintain an investment grade rating and not over-leverage. Since October 2012 when Meister/Corvex reported a position in ADT, the company has incurred an additional $1.7 billion of new debt, which was used (under the instigation of Meister/Corvex) to buyback shares at prices considerably higher than where the stock is trading today. Over this period, ADT’s Standard & Poor’s credit rating was cut from BBB- to BB-. Moody’s credit rating was cut from Baa2 to Ba2. CommonWealth REIT Source: Bloomberg, FactSet, company filings and news reports. (1) Initial share price of $38.32 on 10/24/12, the day prior to Corvex initial Form 13-D filing, up to 2/28/14. Share price down 19.9% over this period. (2) Inclusive of derivatives. 63

111 East Wacker Drive & 233 North Michigan Avenue Chicago, IL Mellon Bank Center 1735 Market Street Philadelphia, PA Chase Tower 111 Monument Circle Indianapolis, CommonWealth REIT Presentation to Shareholders March 5, 2014